Exhibit 99.1
Mesa Air Group Challenges Delta’s Efforts to Terminate Contract
PHOENIX: April 1, — Mesa Air Group, Inc. (Nasdaq:MESA) (the “Company”) today announced that on March 28, 2008, Delta Air Lines, Inc. (“Delta”) notified the Company of its intent to terminate the Delta Connection Agreement among Delta, the Company, and Mesa’s wholly-owned subsidiary, Freedom Airlines, Inc. (“Freedom”), dated as of May 3, 2005 (as thereafter amended, the “Connection Agreement”). Delta seeks to terminate the Connection Agreement as a result of Freedom’s alleged failure to maintain a specified completion rate with respect to its ERJ-145 Delta Connection flights during three months of the six-month period September 2007 through February 2008. The notice issued by Delta is accompanied by a proposed temporary agreement pursuant to which Freedom would continue to provide Delta Connection services while the parties discuss the terms of a transition agreement. This termination does not affect Freedom’s CRJ-900 Delta Connection flying. Mesa vehemently denies there is any basis for terminating the Connection Agreement and intends to vigorously defend its rights thereunder.
The alleged failure to maintain the specified completion rate in the contract is due to Delta’s own request of Mesa to remove flights to benefit Delta’s overall operation and/or to accommodate Delta mainline flights. These flights, among others, have always been taken out of Freedom’s performance calculations in the past and Delta acted consistent with this practice and has paid Mesa both its’ base margin and its’ incentive margin after crediting Mesa for the Delta mandated schedule changes and /or cancellations.
We appreciate Delta’s desire to reduce capacity as they publicly announced on March 18, 2008 but to do so unilaterally and in patent violation of their contract is not acceptable. There was no indication at any time from anyone at Delta that there was a potential issue and the notice comes as a total surprise to Mesa.

”We are confident that Delta’s actions are not supported by the terms of the Connection Agreement, that we have complied with all of our obligations under that agreement, and that Delta’s effort to terminate the agreement will not be upheld in a court of law.” said Mesa Air Group Chairman and CEO, Jonathan Ornstein.
Mesa currently operates 182 aircraft with over 1,000 daily system departures to 157 cities, 42 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona, Lihue, Moloka’I and Lana’I. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For Further Information Please Contact:
Brian Gillman – General Counsel
Tel. 602 685 4051